EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on FORM 10 Amendment No 1 of Unity One Capital Incorporated of our report dated April 23, 2009 on our audits of the financial statements of Unity One Capital Incorporated as of December 31, 2008 and 2007 (restated) and the results of their operations and cash flows for the two year periods ended on December 31, 2008.

/s/ Kabani & Company, Inc.

Los Angeles, California

May 27, 2009